                                                                    Exhibit 99.1


Contacts:
Lawrence H.N. Kinet                                       Dennis N. Cavender
Chairman and CEO                                          Vice President and CFO
Aksys, Ltd.                                               Aksys, Ltd.
(847) 229-2222                                            (847) 229-2222



For Immediate Release
---------------------


               AKSYS, LTD. ANNOUNCES ISSUANCE OF U.S. PATENT FOR
                  HOT WATER DISINFECTION OF DIALYSIS MACHINES

Lincolnshire, IL, January 10, 1997 -- Aksys, Ltd. (Nasdaq/NNM: AKSY), a pioneer in the development of personal hemodialysis products and services, today announced that the U.S. Patent and Trademark Office has awarded the Company U.S. Patent No. 5,591,344, entitled "Hot Water Disinfection of Dialysis Machines, including the Extracorporeal Circuit Thereof."

The patent relates to the technique developed by Aksys, Ltd. of using hot water to disinfect the fluid circuits of a dialysis machine, including the extracorporeal circuit and water purification fluid pathways. The patented hot water method is an alternative to using disinfecting chemicals. The issued patent is the first in what the Company expects to be a series of patents on new technology developed by Aksys, Ltd. and embodied in its PHD(TM) Personal Hemodialysis System.

"The Company is very pleased with the granting of the patent and believes the patent strengthens the Company's intellectual property position on the Aksys PHD(TM) Personal Hemodialysis System currently under development," stated Rod Kenley, the President and Chief Operating Officer and lead inventor on the patent. "We believe that hot water disinfection is an especially desirable feature of the machine and is a better alternative to the use of chemicals for disinfection. It also enables the incorporation of a number of patient-convenience features into the PHD(TM) design, especially important in a self care setting, such as a patient's home or nursing home."

Aksys, Ltd. is developing hemodialysis products and services for patients suffering from kidney failure. These products and services include the Company's lead product in development, the PHD(TM) which is designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.


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